Cinnamon Jang Willoughby & Company

Chartered Accountants

A Partnership of Incorporated Professionals

Reply: R.D. Miller

February 21, 2007

Securities and Exchange Commission

Mail Stop 11-3

100 F Street, NW

Washington, DC 20549

Dear Sirs/Madams:

We have read Item 4.01 of Aslahan Enterprises Ltd.'s Form 8-K to be dated February 16, 2007 and have the following comments:

We agree with the statements made in paragraph's one through five.

We have no basis on which to agree or disagree with the statements made in the sixth paragraph.

Yours Truly,

Cinnamon Jang Willoughby & Company

/s/ "Ron Miller"

Per: R.D Miller Inc.